Exhibit 10.18

To:	Thomas B. Barker
From:	West Corp. Comp. Committee
Date:	March 7, 2007

Re:	2007 Compensation Plan – Exhibit A

The compensation plan for 2007 while you are employed as Chief Executive Officer for West Corporation is outlined below:

1.	Your base salary will be $850,000. Should you elect to voluntarily terminate your employment, you will be compensated for your services as an employee through the date of your actual termination per your Employment Agreement.

2.	Effective January 1, 2007, you will be eligible to receive a performance bonus based on consolidated adjusted EBITDA growth for West Corporation in 2007. Adjusted EBITDA for each quarter will be compared to the same quarter in the previous year. Each $1M increase will result in a $29,250 bonus. 75% of the quarterly bonus earned will be paid within thirty (30) days from the end of the quarter. 100% of the total bonus earned will be paid within thirty (30) days of the final determination of 2007 Adjusted EBITDA.

Should Adjusted EBITDA exceed $561M for the year, you will be eligible to receive $36,500 for every $1M of Adjusted EBITDA above that threshold.

Please note that if there is a negative year-to date calculation at the end of any quarter, this will result in a “loss carry forward” to be applied to the next quarterly or year-to-date calculation.

3.	All objectives are based upon West Corporation operations and will not include results derived from mergers or acquisitions unless specifically and individually approved by West Corporation’s Compensation Committee.

4.	At the discretion of management, you may receive an additional bonus based on the Company’s and your individual performance.

5.	Your Compensation Plan for the year 2008 will be presented in December, 2007.

6.	The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee’s benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the West Corp. 2006 Executive Incentive Plan.

/S/ THOMAS B. BARKER
Employee – Thomas B. Barker